AMENDMENT NO. 7 TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 7 TO THE SUBADVISORY AGREEMENT is dated as of November 1, 2023, by and between SUNAMERICA ASSET MANAGEMENT, LLC (formerly, SunAmerica Asset Management Corp.), a Delaware limited liability company (the “Adviser”), and T. ROWE PRICE ASSOCIATES, INC., a Delaware corporation (the “Subadviser”).

W I T N E S S E T H:

WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 12, 1999, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A to the Subadvisory Agreement is hereby replaced with Schedule A attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John Genoy
Name:	John Genoy
Title:	President

T. ROWE PRICE ASSOCIATES INC.

By:	/s/ Terence Baptiste
Name:	Terence Baptiste
Title:	Vice President

SCHEDULE A

Effective November 1, 2023

Portfolio(s)		Annual Rate (as a percentage of the average daily net assets the Subadviser manages in the Portfolio)

SA Multi-Managed International Equity Portfolio	Omitted

SA Multi-Managed Mid Cap Growth Portfolio	Omitted

SA Multi-Managed Mid Cap Value Portfolio	Omitted

SA T. Rowe Price Growth Stock Portfolio	Omitted